Exhibit 15.2

Consent of Independent Registered Public Accounting Firm
We have issued our report dated June 19, 2009, with respect to the consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Linktone Ltd. and its subsidiaries for the year ended December 31, 2008, included in this Form 20-F for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements on Forms S-8 (file No. 333-114752, effective April 23, 2004 and File No. 333-124893, effective May 13, 2005).
/s/ JBPB & Co. (formerly known as Grant Thornton)
JBPB & Co. (formerly known as Grant Thornton)
Hong Kong, SAR
June 30, 2011